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                                                                   EXHIBIT 10.14

                           Confidential Information
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This document is the subject of a confidentiality agreement. Do not disclose any of the contents without ascertaining that disclosure is in full compliance with Hughes obligations.


February 14, 1994

Mr. B.R. Phillips III

National Rural Telecommunications Cooperative
Woodland Park
2201 Cooperative Way, Suite 400
Herndon, Virginia  22701

Reference: DBS Distribution Agreement dated April 10, 1992 between Hughes Communications Galaxy, Inc. ("HCG") and the National Rural Telecommunications Cooperative ("NRTC"), as amended (the "Agreement")

Dear Bob:

The following sets forth the terms and conditions of the revised business relationship between NRTC and HCG. Capitalized terms not defined herein have the meanings given them in the Agreement.

1. Programming Services. The Programming Services defined in Section 2.07 of the Agreement shall become the twenty-two (22) channels of programming services listed on Exhibit A hereto, and all obligations and requirements with respect to Acceptance of the Programming Services are deemed satisfied. If HCG acquires the rights, in its sole discretion, to distribute HBO, Showtime, The Movie Channel or Cinemax, NRTC shall have the option, in its sole discretion, to substitute such programming for any one of the services listed on Exhibit A on a service by service basis. In the event any of the Programming Agreements terminate, expire, or are canceled, then the provisions of Section 4.06(b) of the Agreement regarding programming renewal shall apply, except that in the event any of the Programming Services are not renewed, NRTC may substitute similar (i.e., cable for cable) Available Programming Services for such non-renewed Programming Services, as mutually agreed upon by HCG and NRTC; provided, however, that such substitution shall not require more channel capacity than required for the non-renewed Programming Service. "Available Programming Services" are defined as then existing NRTC Programming Services or programming services for which NRTC is able to obtain distribution rights. Once substituted, such Available Programming Services shall be deemed to be Programming Services.

2.   Exclusive Distributor.

     (a) NRTC shall become the exclusive direct-to-home distributor (or agent if distribution rights are not available or in the case of Non-Select Services) to the Committed Member Residences of, and shall retain all subscriber revenues ("NRTC Revenues") from: All
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video, audio, data packages, "a la carte" programming services and other services which are transmitted over the HCG Frequencies for which HCG has the distribution and/or transmittal rights in non-NRTC Territories and to Non-Committed Member Residences ("HCG Programming Services"), excluding the Non-Select Services defined in Section 3II (b) of this letter, and to the extent HCG has such rights to distribute and/or transmit to Committed Member Residences (collectively "NRTC Programming Services"). In addition, to the extent HCG has obtained such rights, NRTC shall have the right to provide and retain as NRTC Revenues all revenues from the provision of the NRTC Programming Services to commercial establishments in NRTC Territories (such as hotels and bars but excluding other distributors such as cable system operators), provided, however, that such commercial establishments are receiving NRTC Programming Services from locations within counties or zip codes for which Committed Members have exercised Member Contract Options C-2, C-6, C-7, C-8, or C-9 ("NRTC Commercial Establishments"). HCG shall determine, in its sole discretion, the services and packages which constitute the HCG Programming Services, subject to the provisions of Section 2(b) of this letter. NRTC Revenues shall not include TT&C Fees, Ground Services Fees, Security Services Fees, or taxes imposed on NRTC's provision of any service, or authorization fees, late fees, or other similar fees not attributable to the NRTC Programming Services, but shall include revenues from intra NRTC/Member load control services and inter NRTC/Member data services which are directly attributable to Committed Member Residences and NRTC Commercial Establishments. NRTC Revenues shall also include revenue paid to HCG by "secondary distributors" (e.g., cable system operators), provided that such secondary distributor is utilizing the DSS system in its subscriber residences and HCG is utilizing the CAMC to authorize and deauthorize subscribers located in such secondary distributor's system.

     (b) NRTC shall market the NRTC Programming Services to Committed Member Residences, provided that NRTC shall also have the right to establish, market, distribute and price smaller package(s) of basic programming similar to the 17 channel Best of Cable package, consisting of the Programming Services; specifically subject to any and all Programming Agreement restrictions and obligations, including those restrictions and obligations applicable in NRTC and non-NRTC Territories. The number and content of such package(s) shall be determined by NRTC and reasonably approved by HCG. NRTC shall establish the suggested retail price of such package(s) with input from HCG. NRTC shall reasonably consult with HCG prior to implementing any material changes in pricing or packaging related to such similar package(s).

     (c) The Programming Services shall be deemed Restricted Services for purposes of Section 7.07 of the Agreement, and the Use Restriction shall only apply to such Programming Services, as then defined at the time of such sale or lease.

     (d) HCG shall use its best reasonable efforts to provide NRTC, subject to confidentiality and other applicable restrictions, with copies of all applicable agreements executed prior to the effective date of this letter, or redacted copies if necessary, between HCG and any service or rights provider of NRTC Programming Services. With respect to those agreements executed after the effective date of this letter, HCG shall provide NRTC with copies of such agreements or redacted copies, if such redactions are necessary due to their inapplicability to the provision and cost of NRTC Programming Services, between HCG and any service or rights provider of NRTC Programming Services. NRTC shall treat such agreements

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Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.

as Confidential Information, and shall not disclose such information to any other party, including Committed Members. NRTC shall execute non-disclosure and other related agreements when and as required by the service or rights provider.

     (e) HCG shall reasonably consult with NRTC prior to implementing any material changes in pricing or packaging affecting NRTC Programming Services.

3.   NRTC Programming Services Cost.

     I.   Standard Services.

     (a) "Standard Services" shall mean HCG Programming Services other than those services in which the service or rights provider requires a minimum subscriber guarantee, advance payments to acquire such rights, or other such similar commitments. NRTC Members have the right to set the retail price of such services to Committed Member Residences and NRTC Commercial Establishments subject to any and all programming agreement restrictions and obligations, provided, that HCG will establish the national suggested retail price of such services, and subject to the applicable programming agreements.

     (b) With respect to the Standard Services, NRTC shall also be entitled to retain as NRTC Revenue its proportionate share of other revenue directly attributable to Committed Member Residences or NRTC Commercial Establishments, as applicable (i.e., based upon the number of Committed Member Residences or purchases by Committed Member Residences).

     (c) With respect to the Standard Services, NRTC shall pay to HCG, the NRTC Revenue Fee described in Section 3.06 of this Agreement, provided that the NRTC Revenue Fee shall (1) be increased from [**] (2) become payable, monthly,
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beginning at the Service Commencement Date, and (3) be calculated on billed NRTC
Revenues.

     II.  Non Standard Services.

     (a) "Non Standard Services" shall mean HCG Programming Services in which the serv11144r rights provider requires a minimum subscriber guarantee, advance payments to acquire such rights, or other such similar commitments.

     (b) Upon procurement of any rights to Non Standard Services by HCG, NRTC and HCG shall negotiate in good faith NRTC's pro rata payment share for such services (whereas, NRTC's pro rata share of revenue from Non Standard Services shall be based upon NRTC's pro rata share of any subscriber guarantees, advance payments or other similar commitments). If the parties agree to NRTC's payment of such share, then such Non Standard Services shall become NRTC Programming Services and the NRTC Revenue Fee shall be payable to HCG in accordance with
Section 3.I(c) of this letter. If the parties are unable to reach agreement on NRTC's payment of such share, then HCG shall become the exclusive distributor of such Non Standard Services ("Non Select Services") to Committed Member Residences and NRTC Commercial Establishments. NRTC shall bill Committed Member Residences and NRTC Commercial Establishments for Non Select Services and pay to HCG the collected amounts. NRTC shall be entitled to [**] of the gross revenue collected for the Non Select Services.

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Information below, marked with [**], has been omitted pursuant to a request for confidential treatment. A complete copy of this document has been supplied to the Securities and Exchange Commission under separate cover.

     III. General Cost Matters.

     (a)  HCG shall not be required to pay (1) the [**] DirecTv Fee specified in
Section 5.02(b) of the Agreement, or (2) the shared cost of security fees, authorization fees, billing fees and remittance processing fees. The Joint Billing Agreement shall be either terminated or amended, in the context of this letter, as reasonably agreed to by the parties.

     (b) The use of the centralized billing and authorization system for retail billing shall become mandatory for all Committed Members to the extent such use is provided for in the Direct Broadcast Service Billing System Management, Development and Services Agreement dated April 16, 1993 between NRTC and HCG.

     (c) NRTC shall receive its proportional share of all reduced costs caused by payment for common use services by USSB or other users of the Satellite capacity as reasonably determined by HCG.

     (d) Neither the Standard Services nor the Non Standard Services will require any additional Committed Member Payment or other similar investment by NRTC, unless required in order to secure Non Standard Services rights pursuant to Section 3.II.(b) of this letter.

     (e) NRTC shall incur no additional charges should HCG exercise the High Power Option described in Exhibit 19, Section 20 of this Agreement.

     (f) HCG shall provide NRTC with its proportional share of any and all discounts and volume price breaks directly attributable to Committed Member Residences or NRTC Commercial Establishments, as applicable, contained in the NRTC Programming Services agreements, subject to any and all programming agreement restrictions and obligations, as reasonably determined by HCG.

     (g) NRTC shall be responsible for all programming costs directly attributable to Committed Member Residences or NRTC Commercial Establishments, as applicable, excluding those directly related to the Non Select Services, as reasonably determined by HCG.

4.   Sale of Satellite Capacity.

     (a) NRTC shall be entitled to receive [**] of the net proceeds from any sale or lease by HCG of any Satellite channel or Transponder on either of the initial two DBS Satellites, in which HCG and NRTC no longer retain the distribution rights to the programming services transmitted over the capacity in question ("HCG Sale"), which shall specifically exclude any proceeds from sale-leasebacks (or the like), public offerings or stock offerings or inter-Affiliate transfers or restructures. Net proceeds shall be net of all expenses associated with such sale or lease.

     (b) In connection with a HCG Sale, HCG shall (1) provide notice to and consult with NRTC prior to completion of an HCG Sale which shall be completed in HCG's sole discretion and (2) provide or cause to be provided continuation of the Programming Services to NRTC.

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5.   Support Services. To the extent technically feasible and to the extent HCG can reasonably obtain access to NRTC's billing system database, HCG shall provide backup telephone customer service support seven days a week during the hours of 4:30 p.m. to 8:00 a.m. in each applicable time zone ("Backup") to NRTC Committed Members which will include subscriber authorizations, deauthorizations and subscriber service changes; provided that NRTC and as applicable, the Committed Members are providing a primary telephone customer service to Committed Member Residences which shall forward calls from Committed Member Residences to an HCG provided phone number only during the Backup hours set forth above (NRTC shall be responsible for all costs related to calls from Committed Member Residences during non-Backup hours). Such backup support shall include order ahead pay per view at a charge of $1.00 (or the actual cost for such service, if such cost can be reasonably and accurately determined) for each such placed order, but shall not include service of billing related issues. HCG shall provide the Backup support through the end of 1994, at which time HCG and NRTC shall negotiate in good faith the terms and conditions upon which HCG shall continue to provide such Backup support. In no event shall NRTC and the Committed Members promote the use of a DirecTv phone number (including "l-800-DirecTv") without the prior written approval of HCG. HCG makes no warranties and shall have no liability regarding the performance of such Backup support.

6. Member Execution. On or before March 31, 1994, NRTC must execute amendments (representative of this new relationship) to the Member Contract with NRTC Committed Members which represent ninety-five percent (95%) or more of the total Committed Member Payments. If NRTC is successful in reaching this 95% goal or if HCG is willing to accept less than 95%, then the NRTC Committed Members who did not execute such amendments shall be refunded their respective Committed Member Payments. If NRTC is unsuccessful in reaching this 95% goal, and if HCG is not willing to accept less than 95%, then this letter shall be null and void in its entirety, and the Agreement shall continue in full force and effect unmodified by the terms and conditions of this letter.

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The terms and conditions contained in this letter shall be subsequently formalized in an amendment to the Agreement. Such amendment may include other changes, to be negotiated in good faith, not addressed by this letter, but which are necessary due to the terms and conditions agreed upon in this letter.
Please acknowledge by signing below and returning this letter to me by Tuesday, February 15, 1994.

Regards,


James B. Ramo
HCG



Acknowledged and Agreed To:



B. R. Phillips III
NRTC

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